I-Minerals Inc. Suite 880 - 580 Hornby Street Vancouver, BC, V6C 3B6 Phone: 604.303.6573 Fax: 604.684.0642 Email: info@imineralsinc.com

I-Minerals Amends Bovill Kaolin Project Development Plans

Vancouver, B.C. March 7, 2019 - I-Minerals lnc. (TSX.V:IMA; OTCQB:IMAHF; Frankfurt 61M) (the “Company”) provides an update on the industrial mineral market related to its Bovill Kaolin Project.

  A re-evaluation of the industrial mineral markets by a specialist market research organization indicates that the current market is unlikely to support a new operation of the size envisaged in the previously filed feasibility study dated March 17, 2016 (“FS”).
  The Bovill Kaolin Project (“BKP”) will be reoriented towards establishing the viability of an initial operation with lower capital-cost and a focus on metakaolin and halloysite.
  Millcreek Engineering Company of Salt Lake City, Utah, USA have been engaged to estimate capital and operating costs of a smaller operation.
  Kaolin and halloysite pilot plant work at Ginn Mineral Technologies (“GMT”) will continue to optimize recovery and produce kaolin feedstock for conversion to metakaolin and halloysite for further product development.
  The FS is no longer current and should not be relied upon.
  Mineral resources remain unchanged from October 26, 2015 as stated in the FS. SRK Consultants have been engaged to provide an updated technical report which will be filed within forty-five days of this release.

An evaluation of the current market for Bovill Kaolin Project (“BKP”) minerals conducted by the Company and a specialist market research organization indicates, the market demand for quartz, K-spar, metakaolin and halloysite and barriers to entry are unlikely to support a new operation of the size envisaged in the March 2016 Feasibility Study completed by GBM Engineers.

With respect to quartz and potassium feldspar, fundamental changes have taken place over the past several years.  Displacement of North American manufacture of solar glass to foreign locations has reduced the sales potential of high-quality low iron quartz products.  The closure of a major US K-spar producer in late 2013 led many potential customers to reformulate using alternative minerals due to the high cost of imported potassium feldspar.  To gain market share in the quartz and K-spar markets the Company would need to displace current suppliers, primarily through pricing, and at the same time require customers to undertake additional reformulation to accommodate new minerals in the production process.

In contrast to quartz and potassium feldspar, the development of the market for metakaolin in the western United States has been held back by lack of a western producer and high transport costs for metakaolin from the eastern United States. An opportunity exists to displace a portion of the silica fume pozzolan market and further develop the market for metakaolin.  Metakaolin offers strength activity index, alkali-silica reaction mitigation and permeability properties that few pozzolans or supplementary cementitious materials can match.  Halloysite markets are predicted to materially grow over the coming years and there are few, if any, halloysite deposits worldwide that can produce material volumes of halloysite of the quality of I-Minerals.

Accordingly, I-Minerals has taken the initial steps to assessing the viability of a phased approach to development of the Bovill Kaolin Project with the first phase being a smaller metakaolin and halloysite operation.

As an initial step, Millcreek Engineering Company of Salt Lake City, Utah, have been engaged to estimate capital and operating costs of an initial operation capable of producing up to 20,000 short tons a year of metakaolin and 10,000 short tons of halloysite.  Millcreek are familiar with the BKP having reviewed FS OPEX and CAPEX costs in 2017.    Millcreek has commenced the study with an expected completion date in April 2019.  Provided the OPEX and CAPEX numbers estimated by MillCreek are indicative that a viable operation might be expected, the Company will move forthwith to a preliminary economic assessment and ultimately a pre-feasibility study. It is envisioned that the quartz-feldspar sand from such operation could be sold into local aggregates markets.  In the interim kaolin and halloysite pilot plant work at Ginn Mineral Technologies (“GMT”) will continue to optimize recovery and produce kaolin feedstock for conversion to metakaolin and halloysite for further product and market development.  As noted in the Company’s press release of October 10, 2018 a core purpose of this pilot plant is to test hydrocyclone technology to separate the clay fraction given prior bench scale work had resulted in 30% of initial feed reporting to the clay circuit as opposed to 22% in the 2016 Feasibility Study.

The mineral resource estimate remains unchanged from October 26, 2015 as stated in the FS. SRK Consultants have been engaged to provide an updated technical report prepared in accordance with NI43-101 on the mineral resource which will be filed within forty-five days of this release.

Classification	Short Tons	Sand Short Tons	Kaolin Short Tons	Halloysite Short Tons
Measured Resource	5,720,000	4,378,000	702,000	226,000
Indicated Resource	15,530,000	8,857,000	2,416,000	440,000
Inferred Resource	21,260,000	13,235,000	3,119,000	667,000

Lamar Long, CPG, is a qualified person (“QP”) for I-Minerals Inc. and has reviewed and approved the contents of this release

About I-Minerals Inc.

I-Minerals is developing multiple deposits of high purity, high value halloysite, quartz, potassium feldspar and kaolin at its strategically located Helmer-Bovill property in north central Idaho.

ThisNewsReleaseincludescertain"forwardlookingstatements"withinthemeaningoftheUnitedStatesPrivateSecuritiesLitigationReformActof1995. Withoutlimitation,statementsregardingpotentialmineralizationandresources,explorationresults,andfutureplansandobjectivesoftheCompanyare forwardlookingstatementsthatinvolvevariousrisks.Actualresultscoulddiffermaterially fromthoseprojectedasaresultofthefollowingfactors,among others: changesintheworld-widepriceofmineralmarketconditions,risks inherentinmineralexploration,risk associatedwithdevelopment,constructionand mining operations, theuncertaintyoffutureprofitabilityand uncertaintyofaccessto additionalcapital.

Contact:	Barry Girling	Paul J. Searle, Investor Relations
	877-303-6573 or 604-303-6573	877-303-6573 or 604-303-6573
	Email: info@imineralsinc.com	Email: psearle@imineralsinc.com
Or visit our website at www.imineralsinc.com

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE